AGREEMENT FOR THE PURCHASE OF COMMON STOCK OF EWRX INTERNET SYSTEMS, INC.

THIS COMMON STOCK PURCHASE AGREEMENT, (this "Agreement") made this 3rd day of July, 2012, by and between Qing Price (a/ka Jessica Qing Price, Jessica Qing Wang, Qing Wang), an individual residing at 62 Blueberry Drive, Scarborough, Ontario, Canada, M1S 3G3 ("Wang"), Navitex Canada, Inc., an Ontario, Canada corporation with a principal place of business at 4950 Yonge Street, Suite 910, Toronto, Ontario, Canada M2N 6K1 ("Navitex") (Wang and Navitex collectively referred to as "Sellers), International Dianliandian Shops Network Science & Technology Corporation, a New York Corporation, Mr. Fenglin Wang, Mr. Weni Yu, Mr. Wenyong Wang, Mr. Fang Wang, Jihuiai Bao, Mr. Fang Cheng, collectively referred to as "Purchasers", with a principal place of business at 25 Fordham Drive, Buffalo, New York 14216 collectively represented by Mr. Wenyi Yu, 'Purchaser's Representative" and EWRX Internet Systems, Inc., a Nevada corporation with a principal place of business at4950 Yonge Street, Suite 910, Toronto, Ontario, Canada ("EWRX" or the "Company"), setting forth the terms and conditions upon which the Sellers will sell Seventy Five Million Nine Hundred Twenty Three Thousand Seven Hundred Thirty Three (75,923,733) shares of EWRX common stock, par value $0.001, (the "Shares") as personally owned by Sellers and listed on Exhibit A attached hereto, to the Purchasers. The Shares to be sold by Sellers pursuant to this Agreement represents all of Sellers' interest in and to any securities of the Company. The Sellers and the Purchasers may be referred to herein singularly as a "Party" and, collectively, as the "Parties".

WITNESSETH:

WHEREAS, the Sellers and Purchaser have appointed Jody M. Walker, Attorney at Law , with a principal place of business at 7841 South Garfield Way, Centennial, Colorado 80122 to act as the Escrow Agent (as defined in Article I) for this transaction and to receive and hold all consideration received from the Purchaser for the sale of the Shares and all documents, stock certificates and corporate records of EWRX necessary for the effectuation of the transfer of Shares ("Documents"), in the Jody M. Walker, Attorney at Law COLTAF Trust Account.

WHEREAS, John B. Lowy PC ("Lowy") has received and is holding in his escrow account a $25,000 deposit ("Deposit") which will be forwarded to the Jody M Walker Escrow Account as the deposit on the purchase of the shares on or before Closing (as defined in Article III) and to be credited towards the total amount of consideration to be paid for the Shares.

WHEREAS, the Purchaser, Sellers and Escrow Agent have entered into an Escrow Agreement of even date herewith (the "Escrow Agreement").

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the Parties herewith agree as follows:

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ARTICLE I
SALE OF SECURITIES

1.01 Sale. Subject to the terms and conditions of this Agreement, the Sellers agree to sell the Shares, representing all of Sellers interest in and to the Company, and the Purchaser shall purchase the Shares, for a total of Two Hundred Forty Thousand ($240,000) Dollars (USD) (the "Purchase Price" or "Funds"). This is a private transaction between the Sellers and Purchaser whose signatures to this Agreement shall be witnessed.

1.02 Escrow Agent. The Sellers and Purchaser hereby appoint Jody M. Walker, Attorney at Law to act as the Escrow Agent ("Escrow Agent") in order to consummate the distribution of the Purchase Price received for the sale of the Shares and distribution of the Shares and Documents pursuant to the Escrow Agreement.

1.03 Deposit: Upon execution of this agreement, Lowy will forward, by wire transfer on behalf of Purchaser, Twenty Five Thousand Dollars ($25,000) (the "Deposit") to the Jody M. Walker, Attorney at Law COLTAF Trust Account (the "Escrow Account"). The Deposit will be held in the Escrow Account until Closing, or until ordered released as per this Agreement and pursuant to the terms of the Escrow Agreement. The Deposit shall be fully refundable at Purchaser's sole discretion for a period of ten (10) business days from the signing of this Agreement (the "Due Diligence Period"). The Deposit shall become non-refundable upon close of the Due Diligence Period, provided, however, that in the event that the Sellers default in any material part of this Agreement after the expiration of the Due Diligence Period, including the requirements of Article 1, Section 1.04, the entire Deposit shall be refunded to the Purchaser.

Additionally, if following the Due Diligence Period but prior to the Closing, the Purchaser discovers something of material significance that was not previously revealed, including, but not limited to, a previously undisclosed material liability, that changes the structure and intent of this Agreement and the transaction, the Purchaser will notify the Sellers of the subject of concern and its intention to cancel this Agreement and the request for the refund of the Deposit, in writing, addressed to the individuals and addresses listed in Article VI, Section 6.09 of this Agreement. The Sellers shall have ten (10) business days after receiving the request for the refund of the Deposit to correct the subject of Purchaser's concern to the full satisfaction of Purchaser, in its sole discretion, or the Deposit will be immediately refunded to the Purchaser by the Escrow Agent.

1.04 Due Diligence Request List. Upon execution of this Agreement, Sellers shall provide its response to Purchaser's due diligence request list, attached hereto as Exhibit B (the "Due Diligence Request List") as it relates to the business and affairs of EWRX and its subsidiaries and entities in which the Company owns an equity interest, if any (collectively, the "Subsidiaries"). The Parties understand that certain items included in the Due Diligence Request List may not exist or may not be applicable to the EWRX or the Subsidiaries. In responding to the Due Diligence Request List, Sellers shall indicate which requests are inapplicable or unavailable and where asked to list something, Sellers shall provide a copy of all underlying

documentations, even if the item does not specifically request such documentation. Purchaser may request additional documents and information as the Due Diligence Period progresses.

1.05 Balance of Purchase Price. It is agreed that the Balance (as defined in the Escrow Agreement) of the Purchase Price will be wire transferred to the Escrow Account upon closing of the Due Diligence Period, unless this Agreement is terminated for any reason prior to the end of the Due Diligence Period. Closing will take place in accordance with Article III of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

The Sellers and the Company, severally and not jointly, represent and warrant to the Purchaser, as of the date hereof and as of the date of Closing, the following:

2.01 Organization; EWRX is a Nevada corporation duly organized, validly existing, and in good standing under the laws of that state and all jurisdictions where its qualification is necessary, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the State of Nevada and elsewhere (if required). All actions taken by the incorporators, directors, officers and/or shareholders of EWRX have been valid and in accordance with the laws of the State of Nevada or such other applicable governing jurisdiction. EWRX is a fully reporting company with the SEC, is current in all its filings with the SEC, all filings made with the SEC are in compliance with all applicable rules and regulations governing such filings and EWRX's common stock is included for quotation on the OTCBB. EWRX has not received a stop order, notice of deregistration, halt trading or halt quotation notice from any governing body or other agency with respect to the public registration of the Company or the trading or listing of its stock.

Following Closing, Sellers shall not be responsible for making any filings with respect to this transaction with any state or federal regulator, including the SEC, disclosing the acquisition of the Shares by the Purchaser, the change of control of the corporations, all changes to the officers and directors, and all such additional disclosure as is required to keep the corporation in good standing with any and all regulatory bodies having authority. Sellers agree to fully cooperate with Purchasers in connection with the drafting and filing of the required current report on Form 8-K in connection with this Agreement and the purchase and sale of the Shares and any other documents or filings required to effect the purchase and sale of the Shares.

2.02 Subsidiaries. EWRX has no Subsidiaries.

2.03 Capital. The authorized capital stock of EWRX consists of 200,000,000 shares of Common Stock, $0.001 par value, of which 100,000,000 shares of Common Stock are issued and outstanding. EWRX has 500,000 Preferred shares authorized with a par value of $0.01 of which none are issued and outstanding. All outstanding shares are fully paid, validly issued and authorized, non-assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating EWRX to issue or to

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transfer from treasury any additional shares of its capital stock. None of the outstanding shares of EWRX are subject to any stock restriction agreements. There are approximately 134 shareholders of record of EWRX. All of such shareholders have valid title to such Shares and acquired their Shares in a lawful transaction and in accordance with Nevada corporate law and the applicable securities laws of the United States. All issuances or sales of EWRX stock were done in full compliance with all applicable blue sky provisions and federal securities laws.

2.04 Financial Statements. EWRX is a reporting company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and audited financial information prepared in accordance with generally accepted accounting procedures ("GAAP") are available and financial statements can be found on EDGAR. The financial statements of each period fairly and adequately present the financial condition and operating results of EWRX as of the dates, and for the periods, indicated therein. EWRX has no material liabilities (contingent or otherwise) that would impact the Company or would result in a continuing obligation of or exposure to Purchaser. EWRX is not a guarantor or indemnitor of any indebtedness of any other person, firm, corporation, or any other entity.

2.05 Filings with Government Agencies. EWRX is a "Reporting Company" as that term is described by the Securities Act of 1933, as amended (the "Securities Act"), and files and has filed all required annual, quarterly, current and other required reports with the SEC as required by the Securities Act and the Exchange Act. EWRX has made all required filings with the SEC and the State of Nevada and is current in its filings and reporting to the SEC and the State of Nevada. Upon the purchase of the Shares by the Purchaser, the Purchaser will have the full responsibility for filing any and all documents required by the Securities and Exchange Commission, including a Form D, and/or any other government agency that may be required. The Sellers will supply the Purchaser with all information that is currently available for EWRX. The Purchaser understands that the Sellers will have no responsibility whatsoever for any filings made by EWRX in the future, either with the SEC, FINRA or with the State of Nevada. Notwithstanding, the Sellers will fully cooperate with the Purchaser in providing the information required for EWRX to file its Form 10-Q for the quarter ended June 30, 2012, will fully cooperate with the required Form 8-K filing necessary in connection with the purchase and sale of Shares pursuant to this Agreement and will fully cooperate with Purchaser's preparation of any filings applicable to the time during which Sellers maintained an interest in EWRX and necessary in connection with this Agreement and the transactions hereunder.

2.06 Liabilities. It is understood and agreed that Purchaser's purchase of the Shares from Sellers is predicated on EWRX not having any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise (hereinafter referred to individually as "Liability" or collectively as "Liabilities") at Closing. Upon Purchaser's purchase of the Shares from Sellers, EWRX will not have any Liabilities. Upon request by Purchaser, Sellers will provide Purchaser with written evidence of the payment and/or discharge of any Liability. There are not any pending, threatened or asserted claims, lawsuits or contingencies involving EWRX, its Shares, or Sellers ownership of the Shares, including any Liability related to EWRX's failure to file state and federal tax returns. There is no dispute of any kind, threatened or otherwise, between EWRX and any third party, and no such dispute will exist at the Closing. At Closing, EWRX will be free from any and all liabilities, liens, claims and/or commitments.

2.07 Taxes. EWRX has not filed any federal, state or local tax returns. No taxes of any kind are due or owing. EWRX has no outstanding liability nor are there any penalties to be owed by EWRX due to its failure to file any federal, state or local tax return. As of Closing, EWRX will be free from any and all federal, state and local tax jurisdiction liabilities, liens, claims, etc.

2.08 Ability to Carry Out Obligations. The Sellers and EWRX have the right, power, and authority to enter into, and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Sellers and EWRX and the performance by the Sellers and EWRX of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or any other agreement or instrument to which EWRX, its officers, directors or Sellers are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause EWRX (and/or assigns) or Sellers to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or any other encumbrance on any asset of EWRX or upon the Shares to be acquired by the Purchaser.

2.09 Contracts, Leases and Assets. EWRX is not a party to any contract, agreement or lease (unless such contract, agreement or lease has been assigned to another party or EWRX has been released from its obligations thereunder, in which case Sellers will provide Purchaser, at least three (3) days prior to Closing, with written evidence satisfactory to Purchaser and its counsel of such release) other than the normal contract with the Transfer Agent, a copy of which has been provided to Purchaser or is provided to Purchaser immediately upon execution hereof with all such contracts to have been terminated and released prior to Closing and evidence of such provided to Purchaser at least three (3) days prior to Closing. No person holds a power of attorney or proxy from EWRX or the Sellers. At the Closing, EWRX will have no assets or liabilities or any obligations which would give rise to a liability in the future, including any liability for failure to file state, federal and local tax returns.

2.10 Compliance with Laws. EWRX has complied in all respects, with, and is not in violation of any, federal, state, or local statute, law, and/or regulation. EWRX has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities, including, but not limited to the Shares. At the time that EWRX issued its securities, including but not limited to the sale of the Shares to the Sellers, EWRX was entitled to use the exemptions provided by the Securities Act relative to the sale of its securities, including, but not limited to, the Shares. The Shares being sold herein are being sold in a private transaction between the Sellers and the Purchaser, and the Sellers make no representation as to whether the Shares are subject to trading restrictions under the Securities Act and rules thereunder.

2.11 Litigation. EWRX is not a party to any complaints, suit, action, arbitration, or legal administrative or other proceeding, or pending governmental investigation. There is no basis for any such action or proceeding and no such action or proceeding is threatened against EWRX. EWRX is not a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

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2.12 Conduct of Business. Prior to the Closing, EWRX shall conduct its business in the normal course, and shall not (without the prior written approval of Purchaser that may be withheld in Purchaser's sole discretion) (i) sell, pledge, or assign any assets, (ii) amend its Certificate of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities (iv) incur any liabilities, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction.

Post-Closing, until Purchaser's designated representatives are formally elected and appointed to their director and officer positions and while Seller's representatives maintain their director and officer positions, EWRX shall not (without the prior written approval of Purchaser that may be withheld in Purchaser's sole discretion) conduct any business outside of its normal operations including, but not limited to, (i) sell, pledge, or assign any assets, (ii) amend its Certificate of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities (iv) incur any liabilities, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction.

2.13 Corporate Documents. Each of the following documents, which shall be true, complete and correct in all material respects, will be submitted at the Closing, with Copies thereof provided to Purchaser at the start of the Due Diligence Period as provided in Article 1, Section 1.04:

(i) A copy of the Company's Certificate of Incorporation and all amendments thereto certified by the Secretary of State of the State of Nevada;

(ii) Bylaws and all amendments thereto, certified as complete and correct by an authorized officer of the Company;

(iii) All Minutes and Consents of Shareholders, including, but not limited to, any authorizing resolutions with respect to the purchase and sale of the Shares, and certified as complete and correct by an authorized officer of the Company;

(iv) All Minutes and Consents of the board of directors of the Company, including but not limited to, any authorizing resolutions with respect to the purchase and sale of the Shares, and certified as complete and correct by an authorized officer of the Company;

(v) Current list of officers and directors;

(vi) Certificate of Good Standing from the Secretary of State of the State of Nevada and any other jurisdiction where the Company is authorized to do business;

(vii) Current Shareholder list from the Transfer Agent.

2.14 Closing Documents. All minutes, consents or other documents pertaining to EWRX to be delivered at the Closing shall be valid, complete and in accordance with the laws of Nevada.

2.15 Title. The Sellers have good and marketable title to all of the Shares being sold by them to the Purchaser pursuant to this Agreement. The Shares are free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by federal and state securities laws. None of the Shares are subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such Shares. Except this Agreement, the Sellers are not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares or any other rights or interests in or to the Shares. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by Purchaser (and/or assigns) impair, restrict or delay voting rights or any other rights with respect to the Shares.

2.16 Transfer of Shares. The Sellers are responsible for sending all certificates representing the Shares, along with the properly endorsed Stock Powers with Bank Signature Guarantees or Power of Attorney acceptable to the Transfer Agent, to the Escrow Agent for delivery to the Purchaser at Closing. Sellers will direct Escrow Agent to confirm receipt of the Shares to the Purchaser and copies shall be made available to Purchaser for review prior to Closing.

The Purchaser will have the responsibility of sending the certificates, along with stock powers to the Transfer Agent for EWRX to have the certificates changed into their respective names and denominations, and the Purchaser shall be responsible for all costs involved in such changes and in mailing new certificates to all shareholders. Sellers agree in all respects to cooperate fully with any requests from Transfer Agent to ensure a successful stock transfer to Purchaser.

2.17 Representations. All representations shall be true as of the date of execution of this Agreement and as of the Closing and all such representations shall survive the Closing.

ARTICLE III
CLOSING

3.01 Closing for the Purchase of Common Stock. The closing of this transaction for the purchase and sale of the Shares (the "Closing") will occur when all of the documents and consideration described in Paragraphs 2.12 above and in 3.02 below have been delivered and Seller has responded to the Due Diligence Request List as provided in Article 1, Section 1.04, or other arrangements have been made and agreed to, in writing, by the Parties.

3.02 Documents and Payments to be Delivered at Closing. As part of the Closing, those documents listed in 2.12 of this Agreement, as well as the following documents, in form reasonably acceptable to counsel to the Parties, shall be delivered to the Escrow Agent at Closing:

(a) By the Sellers:

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(i) stock certificate or certificates, along with stock powers with signature guarantee acceptable to the Transfer Agent, representing the Shares, endorsed in favor of the name or names as designated by Purchaser or left blank;

(ii) the resignation of all officers of EWRX;

(iii) the resignations of directors of EWRX and the appointment of a new Directors as designated by the Purchaser, subject to the requirement to deliver Schedule 14f-1 to EWRX shareholders at least ten days prior to the date of the new Directors taking office;

(iv) true and correct copies of all of the business and corporate records of EWRX, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings or consents, financial statements, shareholder listings, stock transfer records, agreements and contracts that exist and

(v) such other documents of EWRX as may be reasonably required by Purchaser and, if not available, an explanation as to why such documents are not available or able to be delivered to Purchaser.

(b) By Purchaser:

(i) wire transfer to the Escrow Account of the Deposit.

(ii) wire transfer to the Escrow Account of the Balance.

ARTICLE IV
INVESTMENT INTENT:

The Purchaser represents warrants and covenants to the Sellers the following:

4.01 Transfer Restrictions. Purchaser (and or assigns) agrees that the Shares being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration ("Transfer") only pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the act.

4.02 Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view toward distribution thereof.

4.03 No Advertisement. The Purchaser acknowledges that the Shares have been offered to it in direct communication between it and Sellers, and not through any advertisement of any kind.

4.04 Knowledge and Experience. The Purchaser acknowledges that it has been encouraged to seek its own legal and financial counsel to assist it in evaluating this purchase.

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The Purchaser acknowledges that it has sufficient business and financial experience, and knowledge concerning the affairs and conditions of EWRX so that it can make a reasoned decision as to this purchase of the Shares and is capable of evaluating the merits and risks of this purchase.

4.05 Restrictions on Transferability. The Purchaser is aware of the restrictions of transferability of the Shares and further understands that some or all of the certificates may bear a legend similar to the following:

(a) THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED IN SECTIONS 4(1) AND 4(2) AND REGULATION D UNDER THE ACT. AS SUCH, THE PURCHASE OF THIS SECURITY WAS MADE WITH THE INTENT OF INVESTMENT AND NOT WITH A VIEW FOR DISTRIBUTION. THEREFORE, ANY SUBSEQUENT TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(b) The Purchaser understands that the Shares may only be disposed of pursuant to either (i) an effective registration statement under the Securities Act, or (ii) an exemption from the registration requirements of the Securities Act.

(c) EWRX and Sellers have neither filed such a registration statement with the SEC or any state authorities nor agreed to do so, nor contemplates doing so in the future for the Shares being purchased, and in the absence of such a registration statement or exemption, the Purchaser may have to hold the Shares indefinitely and may be unable to liquidate them in case of an emergency.

4.06 Future Business of EWRX. The Purchaser represents that after the Closing of this transaction, the Purchaser will either carry on the existing business of EWRX or vend in a legitimate business. After Closing, the Purchaser covenants not to manipulate or participate in a manipulating the share price of EWRX in a "pump and dump" scheme.

4.07 Anti-Money Laundering, Anti-Corruption and Anti-Terrorism Laws. The Purchaser confirms that the funds representing the Purchase Price will not represent proceed of crime for the purpose of any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline and the Purchaser is in compliance with, and have not previously violated, the United States of America Patriot Act of 2001, as amended through the date of this Agreement, to the extent applicable to the Purchaser and all other applicable anti-money laundering, anti-corruption and anti-terrorism laws and regulations.

4.08 Representations. All Representations shall be true as of the Closing and all such representations shall survive the Closing.

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ARTICLE V
REMEDIES

5.01 Termination. In addition to any other remedies, the Purchaser may terminate this Agreement, if at the Closing, the Sellers has failed to comply with any material term of this Agreement, has failed to supply to Purchaser any documents required by this Agreement unless they do not exist, has failed to disclose any facts which could have a substantial effect on any part of this transaction or has failed to provide the Escrow Agent with the required documents and materials prior to Closing, including, but not limited to, the Shares being purchased. In all such events, Purchaser is entitled to recover any and all monies, deposits, including but not limited to the Deposit or otherwise, placed in escrow pursuant to this Agreement or the Escrow Agreement.

This Agreement may be terminated unilaterally by Sellers if: (i) the Balance of the Purchase Price for the Shares is not paid in full on or before July 15, 2012, unless otherwise agreed in writing by both Parties, and only if Sellers are not otherwise in violation of this Agreement or the Escrow Agreement; or (ii) Purchaser has failed to comply with all material terms of this Agreement. Upon such termination, all consideration paid, including but not limited to the Deposit, by Purchaser shall be delivered to Sellers in accordance with the terms of the Escrow Agreement.

5.02 Indemnification. From and after the Closing, the Parties, severally and not jointly, agree to indemnify the other against all actual losses, damages and expenses caused by (i) any material breach of this Agreement by them or any material misrepresentation contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

5.03 Indemnification Non-Exclusive. The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any Party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VI
MISCELLANEOUS

6.01 Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

6.02 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, or discharge is sought.

6.03 Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the Party against whom such waiver is charged; and (i) the failure of any Party to insist in any one or more cases upon the performance of any of the

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provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any Party of one breach by another Party shall be construed as a waiver with respect to any other or subsequent breach.

6.04 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

6.05 Entire Agreement. This Agreement, including any and all attachments hereto, if any, contain the entire Agreement and understanding between the Parties hereto, and supersede all prior agreements and understandings.

6.06 Partial Invalidity. In the event that any condition, covenant, or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, it shall be deemed severable from the remainder of this Agreement and shall in no way affect any other condition, covenant or other provision of the Agreement. If such condition, covenant, or other provision is held to be invalid due to its scope or breadth, it is agreed that it shall be deemed to remain valid to the extent permitted by law.

6.07 Significant Changes The Sellers understand that significant changes may be made in the capitalization and/or stock ownership of EWRX, which changes could involve a reverse stock split and/or the issuance of additional shares, thus possibly having a dramatic negative effect on the percentage of ownership and/or number of shares owned by present shareholders of EWRX.

6.08 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all Parties.

6.09 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the Party to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or on the second day if faxed, and properly addressed or faxed as follows:

Any notice required by the provisions of this Agreement to be given to the Sellers shall be addressed as follows:

Wenyi Pu

Navitex Canada, Inc.
c/o Jessica Q. Wang
4950 Yonge St., Suite 910
Toronto, Ontario, Canada M2N 6K

Any notice required by the provisions of this Agreement to be given to the Purchaser shall be addressed as follows:

Dr. Wenyi Yu, Purchasers' Representative
International Dianliandian Shops Network Science & Technology Corporation
25 Fordham Drive
Buffalo, NY 14216
Email: yu1963@gmail.com

With a copy to (which shall not serve as notice to Purchaser under this Agreement):

Jaeckle Fleischmann & Mugel, LLP
Avant Building - Suite 900
200 Delaware Avenue
Buffalo, New York 14202-2107
Attention: Christopher N. Ollinick, Esq.

6.10 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the Parties to this Agreement

6.11 Effect of Closing. All representations, warranties, covenants, indemnification, and agreements of the Parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement.

6.12 Mutual Cooperation. The Parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein..

6.13 Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of New York (regardless of its conflict of laws principles), including all matters of construction, validity, performance and enforcement and without giving effect to the principles of conflict of laws.

6.14 Exclusive Jurisdiction and Venue. This Agreement and all disputes or controversies arising under or relating to this Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to any conflicts of laws principles. All actions arising from or related to this Agreement shall be brought exclusively in the state and

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federal courts in Erie County, New York, United States of America. Sellers hereby consent and submit themselves to the jurisdiction of those courts.

In witness whereof, this Agreement has been duly executed by the Parties hereto as of the date first written above.

SELLERS:

NAVITEX CANADA, INC.

By: ______________________
Jessica Q. Wang, President and CEO

JESSICA Q. WANG

Seller's Witness

____

PURCHASERS:

INTERNATIONAL DIANLIANDIAN SHOPS
NETWORK SCIENCE & TECHNOLOGY CORP.

By: Wenyi Yu
Name: Dr. Wenyi Yu, PURCHASERS' REPRESENTATIVE

Fenlin Wang 王凤林	65,000,000 shares
Wenyi Yu 喻文益	3,000,000 shares
Wenyong Wang 王文勇	3,000,000 shares
Fang Wang 王芳	2,500,000 shares
Jihuai Bao 鲍继怀	1,000,000 shares
Fang Chen 陈放	500,000 shares
DLD International	923,733 shares

International Dianliandian Shops Network Science & Technology Corporation

Purchasers' Witness

William D. Kyle

COMPANY:

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EWRX INTERNET SYSTEMS, INC.

By: [signature]

Name: MARK PRICE

Title: DIRECTOR, EWRX INTERNET SYSTEMS INC

Company Witness [signature]

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EXHIBIT A
Selling shareholders

1.	Navitex Canada, Inc.	73,873,733
2.	Jessica Wang	2,050,000
	TOTAL	**75,923,733**

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EXHIBIT B
Due Diligence File

Please supply the following materials as they relate to the business and affairs of the EWRX Internet Systems, Inc. (the "Company") and its subsidiaries and entities in which the Company owns an equity interest, if any (collectively, the "Subsidiaries").

We realize that the following list is quite extensive and that certain items included in the list may not exist or may not be applicable to the Company or the Subsidiaries. In responding to this list, please indicate which requests are inapplicable or unavailable. Where an item asks you to list something, please provide a copy of all underlying documentations, even if the item does not specifically request such documentation. Lastly, further documents and information may be requested as discussions progress.

A. Corporate Documents.

1. Copies of the Certificate of Incorporation, By-Laws and/or any other organization/charter documents of the Company and each of the Subsidiaries, and any amendments of or filings relating thereto.

2. Copies of the minutes of the meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and each of the Subsidiaries.

3. A list of all states or foreign countries in which the Company and any of the Subsidiaries are qualified to do business or any of their trade names are registered, including names and addresses of registered agents.

4. A list of all states or foreign countries in which direct sales are made by the Company or its Subsidiaries; a list of all states or foreign countries in which direct sales are made through independent contractors or distributors; a list of all states or foreign countries in which direct sales are made only via communications in interstate commerce.

5. A list of and copies of any agreement (including insurance policies) other than the By-Laws or the Certificate of Incorporation which provides for the indemnification of any director, officer, stockholder, employee or other agent of the Company or its Subsidiaries.

6. Copies of the minutes of management team meetings for the past 2 years.

B. Securities.

1. A statement of outstanding and treasury shares of common stock, preferred stock (including a complete description of the rights attaching to such preferred shares) and of any other securities of the Company and each of the Subsidiaries; and a copy of the stock book and stock ledger of the Company and the Subsidiaries.

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2. A statement of the dividend history of the Company and its Subsidiaries.

3. A stockholders list, giving the name and address of each stockholder of record of the Company and each of the Subsidiaries and of any voting trusts, and the amount of capital stock owned by each of the stockholders.

4. A list of holders of any options to purchase any of the securities (including warrants) of the Company or of any of the Subsidiaries, giving the name, number of options held, option prices, date(s) of grant, position (if any) in the Company or in any of the Subsidiaries, and number of shares owned of the Company or of any of the Subsidiaries (excluding those subject to option).

5. A copy of all stock option agreements and warrants and forms thereof relating to the Company or to any of the Subsidiaries.

6. A copy of all stockholder agreements and all other agreements with respect to any securities of the Company or of any of the Subsidiaries.

C. Financial Documents/Information/Accounting.

1. A copy of all material indentures, loan and financing agreements (including amendments, supplements, consents or waivers) relating to outstanding indebtedness of the Company and each of the Subsidiaries, and other agreements purporting to create liens or encumbrances on any property of the Company or any of the Subsidiaries.

2. A copy of all guarantees or indemnity undertakings given by or to the Company or by or to any of the Subsidiaries.

3. A copy of the Financial Statements (profits and loss statements, balance sheet, statement of changes) for the Company and any Subsidiaries.

4. A copy of the auditor's reports and notes to financial statements with respect to each of the year end Financial Statements described in Item 3 above.

5. A copy of the accounting policy/procedures manual. A description of any changes in accounting procedures during the past five years and any accounting policies/procedures that vary from GAAP.

6. A list of the Company's bank accounts, indicating the bank account number and the authorized signatories.

7. A summary of current uninvoiced customer order backlog. Provide copies of all material contracts that are a part of the uninvoiced backlog.

8. All outstanding customer quotations in excess of $25,000.

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9. Monthly financial statements for the last 24 months to show income, balance sheet and cash flow.

10. Copy of the budget and any financial information going beyond the current year, including business plan if available. Commentary on results and variances to budget.

11. Details of any unusual or non-recurring items positive or negative in excess of $50,000 recorded in the financial statements for the last 24 months.

12. Analysis of gross margins by product line, with details of product costing methodology.

13. Fixed assets:

    - Summary of cost and depreciation of main categories.
    - Basis of amortization.
    - Details of any physical verification exercise performed.
    - Reconciliation of fixed asset register to nominal ledger/monthly accounts.

14. Details of any intangible assets.

15. Inventory:

    - Detailed inventory listing as of Closing reconciled to monthly financial statements.
    - Details of the basis of inventory valuation used in the financial statements and the inclusion of overhead.
    - Methods adopted for providing for slow-moving and obsolete inventory and details of the provisions as of Closing.
    - Latest physical inventory taken and results.

16. Receivables:

    - Accounts receivable listing as of Closing, reconciled to monthly financial statements.
    - Unusual terms of credit given, details of discount policy, average debtor days.
    - Aged analysis of receivables.

- Details of the bad debt provision and bad debt experience.
- Details of other receivables and prepayments.

17. Payables:

- Accounts payable listing as of Closing, reconciled to the monthly financial statements.
- Usual period of credit/allowed taken.
- Aged analysis of payables.
- Details of other payable balances, accruals, deferred income and advanced payments from customers.

18. Provisions:

- Analysis and basis of provisions for future costs, eg. Warranties and guarantee costs, past experience of warranty and guarantee costs.
- Details of any other provisions.

19. Details of any capital expenditure over the next 36 months and details of any approved but not incurred expenditure.

D. Properties/Leases/Insurance.

1. A list of all real estate owned or leased by the Company or any of the Subsidiaries (each, a "Property"), stating whether owned or leased (whether as lessor or lessee) and including the names and addresses of each party to the lease.

2. Provide a brief description of such property, structures, fixtures, lease provisions (including assignment and renewal), all current uses and location; furnish copies of all mortgages, deeds and leases (and any amendments thereto). In the case of leased properties, name the current owner and owners current address.

3. A list of and description of all easements, rights of way, and options to buy or right of first refusal that the Company or the Subsidiaries enjoys the use and benefit of, or that the Company or the Subsidiaries have granted to a third party.

4. Copies of title insurance policies or abstract reports covering Property owned by the Company or any of the Subsidiaries.

5. A list of all patents, copyrights, trademarks, trade names, service marks, logos and other proprietary designs and names of the Company and its Subsidiaries and any applications for any of the foregoing (the "Intellectual Property"). A list of all registrations in any governmental office or registry with respect to the Intellectual

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Property. Describe instances where the Company's right to exploit an item of Intellectual Property is conditioned upon any license, permit, grant or agreement. A list of all Royalty agreements or arrangements.

6. Describe the Intellectual Property rights owned or used in the business of the Company or any of the Subsidiaries, giving a brief description of use, registration number and date of issuance of registration, name and address of any person to, or from whom, such patent, trademark, trade name, copyright, or other proprietary right is licensed.

7. List all pending or threatened infringement actions by or against the Company, including parties involved, claims and amount in controversy.

8. Describe and list all insurance policies maintained by, or for the benefit of, the Company or any of the Subsidiaries, giving insurance company, property or risk covered and extent of coverage. Furnish copies of all such policies. Furnish a list of all insurance claims made by the Company or any of the Subsidiaries during the last 5 years. Furnish a broker's summary of insurance provided.

9. A list of all liabilities under any capitalized lease of the Company. Provide copies of such leases.

10. Describe the automobiles leased or purchased by the Company for stockholders, including (i) the make, year, model and VIN; (ii) the depreciated book value of each automobile; and (iii) the stockholder that will be purchasing each automobile.

11. Identify all off-the-shelf software and license agreements for such software.

E. <u>Other Contracts/Agreements</u>.

1. A list of and copies of all written agreements, contracts, arrangements, commitments, understandings or obligations to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or the properties of the Company or its Subsidiaries are or may be bound.

2. A list of and copies of all instruments evidencing any liability of the Company or its Subsidiaries for borrowed money or for the obligations of any person, or defining the terms on which any other debt of the Company has been or may be issued or incurred.

3. A list of and copies of all agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, limiting in any respect the freedom of the Company, its Subsidiaries or any of its key employees to compete in any line of business or with any person or to do business with any particular customers or class of customers or to carry on business in any geographic area.

4. A list of and copies of all agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written, relating to the Company, its

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Subsidiaries, its business, operations, prospects, properties, assets or condition (financial or otherwise) in which any of the stockholders have any interest, direct or indirect, including a description of any transactions between the Company, its Subsidiaries and any of the stockholders or any entity in which any of the Sellers have any interest.

5. A list of and copies of all agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, between the Company, any of its Subsidiaries and any of the stockholders that are not covered in item 4 above.

6. A list of and copies of all written agreements of the Company or its Subsidiaries with distributors and sales agents or sales representatives.

7. A list of and copies of all agreements, contracts, arrangements, commitments, understandings or obligations with respect to the payment of commissions by the Company or its Subsidiaries.

8. Copies of the Company's and its Subsidiaries' published standard conditions of purchase and sale.

9. A list of and copies of all agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, between the Company or its Subsidiaries and current or former employees, officers and directors, other than the Plans, Programs and Perquisites (as hereinafter defined).

10. A list of and summary of each oral agreement, contract, arrangement, commitment, understanding or obligation to which the Company or its Subsidiaries is a party.

11. Furnish copies of other standard forms of contract (*i.e.,* purchase orders) used by the Company or its Subsidiaries.

12. A list of and copies of all agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, committing the Company or any of its Subsidiaries to continue in any line of business.

13. A list of and copies of all secrecy, non-competition, or similar agreements between the Company or any of the Subsidiaries, and any of its present or former employees, directors or any other person.

14. A list of and copies of all agreements, contracts, arrangements, commitments, understandings or obligations with respect to the Intellectual Property.

15. Copies of all documentation with respect to any acquisitions, divestitures or reorganizations within the past ten years.

16. Copies of all documentation with respect to any current plans for acquisitions, mergers or reorganizations, including any pending letters of intent, acquisition

agreements or correspondence with respect to any such potential transaction which will have been executed in whole or in part at the time of this request or in the foreseeable future.

17. Advise if there are any facts or circumstances which may give rise to the cancellation or termination of, or claim for damages or loss under, or renegotiation of the price of, any of the agreements, arrangements, or understandings referred to herein.

18. Copies of any agreements granting to the Company or any of the Subsidiaries any right of first refusal to acquire any business or assets, or pursuant to which the Company or any of the Subsidiaries has granted any such rights.

19. A list of all joint ventures, partnerships and similar types of arrangements in which the Company or its Subsidiaries are engaged. Provide copies of all documentation related to any of the foregoing and a description of any oral agreements, contracts, arrangements, commitments, understandings or obligations related thereto.

20. Details of any customer clams in the last 3 years, any settlement reached with respect to such claims in the last 3 years (including but no limited to liquidated damages) and any such claims currently outstanding.

21. Details regarding any significant current issues impacting customer relations.

22. Copies of any contract, license or other permit which will, upon consummation of the transaction require any novation, consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to the transaction.

F. Regulatory Documents/Litigation.

1. Summary by counsel of any regulatory and/or audit proceedings or threatened proceedings involving or affecting the Company or any of the Subsidiaries, including copies of documents and correspondence relating thereto.

2. A list of all licenses, permits, approvals and other governmental authorizations necessary to own all Properties and assets of the Company and its Subsidiaries and to carry on the business of the Company and its Subsidiaries as it is now being conducted.

3. Copies of all letters of counsel responding to auditors requests for information.

4. A list prepared by counsel summarizing (i) all outstanding litigation and (ii) all litigation settled involving or affecting the Company or any of the Subsidiaries, and copies of all documents relating to any material litigation.

5. A copy of a historical review of litigation on matters such as warranty claims, patent infringement, price re-determination or renegotiations, discrimination, improper discharge and environmental.

6. A list prepared by counsel summarizing any pending or threatened requests for arbitration, grievance proceedings, labor disputes, strikes or disturbances affecting the Company or any of the Subsidiaries.

7. List internal compliance audits, regulatory reviews or other investigations or reports by the Company or any other party relating to the Company's compliance with any law or regulation.

8. A list prepared by counsel summarizing any civil or criminal indictments, investigations, convictions or other proceedings against the Company or any of the Subsidiaries or any individual involved in the management of the Company or any of the Subsidiaries, or who has been so involved in management during the past five years.

9. A list prepared by counsel summarizing all outstanding judgments, decrees or orders affecting the Company or any of the Subsidiaries.

10. Details regarding any product recall/product warranty issues occurring in the last 2 years.

G. <u>Employee Matters</u>.

Provide copies of the following as they relate to the Company and each of its Subsidiaries:

1. A complete and current organization chart.

2. A list of all employees of the Company or its Subsidiaries showing their names, positions, current annual salary or rate of compensation, date of birth, date of hire, length of service and accrued vacation time.

3. List all employees subject to assignment of invention agreements.

4. A list of directors, officers and key employees of the Company and any of its Subsidiaries and a breakdown of salaries and bonuses for top management at the Company and its Subsidiaries for the past five years.

5. Describe the standard conditions of employment and provide a copy of any employee handbook.

6. Workers' compensation policy and attendant documents along with rate and premium structure for the past five years and a copy of workers' compensation claim history.

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7. Life, short-term disability, and long-term disability rates per multiple ($100 or $1,000, etc.).

8. A list of all employee plans, programs, and perquisites maintained by, or contributed to by, the Company or any of its Subsidiaries currently or within the last six years or with respect to which any obligation remains, whether current, frozen or terminated, including but not limited to, the following:

   - pension, profit sharing, target benefit, stock bonus, employee stock ownership, etc., plans;
   - fringe benefit plans;
   - deferred compensation arrangements;
   - severance pay programs, whether or not formally communicated;
   - medical, dental, or vision plans;
   - flexible spending accounts;
   - dependent care plans;
   - short- and long-term disability plans;
   - life insurance;
   - accidental death and dismemberment;
   - travel accident;
   - supplemental benefit for executives (pension, make-up, medical, etc.);
   - stock option, stock appreciation rights and other stock-related compensation and awards;
   - tuition reimbursement;
   - incentive and bonus arrangements;
   - multi-employer plans;

   (These employee plans, programs, and perquisites are referred to below as the "Plans, Programs, and Perquisites.")

9. Documentation for each Plan, Program, and Perquisite:

   - full name of plan;

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- plan number;
- employer identification number;
- plan documents and amendments currently in force;
- working documents;
- amendments or documents in proposed or draft form;
- prior versions of documents.

10. Funding vehicles for each Plan, Program, and Perquisite:
    - current trust agreements and amendments;
    - all prior trust agreements;
    - custodial agreements, insurance contracts and amendments;
    - annuity contracts and amendments;
    - trusts, or other security devices for deferred compensation (*e.g.* letters of credit);
    - individual and group life insurance contracts;
    - medical, dental, vision, travel accident, AD&D, life, etc., insurance policies;
    - all other investment contracts or arrangements.

11. Financial information for each Plan, Program, and Perquisite:
    - financial reports, whether or not audited, for past three years, including notes;
    - recommendations of auditors;
    - actuarial reports for the past three years;
    - custodian reports;
    - detailed list of assets;
    - appraisals;

12. Insurance arrangements related to Plans, Programs, and Perquisites:

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- fidelity bond and application for it;
- fiduciary liability insurance policy and application for it;
- prior bonds and fiduciary policies and applications for past six years.

13. Contracts related to Plans, Programs, and Perquisites, including:
    - investment management agreements;
    - investment advisory agreements;
    - contracts with appraisers;
    - contracts with independent fiduciaries;
    - contracts with consultants;
    - contracts with third-party administrators;
    - prior contracts and agreements.

14. All documents evidencing loans to or from employee plans or trusts, including security and disclosure documents.

15. All communications with current and former employees and other participants regarding Plans, Programs, and Perquisites, including:
    - summary plan descriptions and summaries of material modifications C current and prior;
    - application forms;
    - distribution election, consent, and waiver forms C current and prior;
    - COBRA and HIPAA forms and disclosure;
    - disclosure regarding investment elections;
    - individual account and benefit statements;
    - letters, memoranda, etc., regarding post-retirement benefits.

16. Determination letter documentation for each Plan intended to be qualified under IRC §401 or for which the funding vehicle is intended to be tax exempt, including:
    - all post-1990 determination letters, applications for determination letters and related correspondence.

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17. Governmental filings, etc., for Plans, Programs, and Perquisites, including:

- Form 5500 and all attached schedules (A, B, P, SSA, etc.), for past three years, including related correspondence;
- Form 5310;
- Excise tax returns;
- All PBGC filings for past three years;
- Notices of reportable event filed with PBGC;
- Reports, correspondence, etc., related to IRS and Department of Labor audits;
- Requests for private letter rulings, Department of Labor opinions, or funding waivers, and the responses;
- Filings with Department of Labor regarding top hat plans;
- SEC Forms S-8, 11-K, etc.

18. For multi-employer plans:

- withdrawal liability rules;
- a calculation of the Company's and Subsidiaries' current withdrawal liability;
- document, SPD, most recent actuarial report.

19. With respect to qualified plans:

- §401(k) and §401(m) ADP and ACD tests for past three years;
- §415 testing performed during past three years.

20. All documentation relating to any submission made or contemplated, or to any self-correction undertaken or contemplated, under the IRS Employee Plans Compliance Resolution System or any of its predecessors.

21. A list of all entities (other than the Subsidiaries) under common control or affiliated (within the meaning of Internal Revenue Code section 414(b), (c), (m), or (o)) with the Company or any Subsidiary currently or within the past six years.

22. All employment contracts and written summaries of oral employment agreements.

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23. All severance arrangements.

24. A written description of any Plan, Program, or Perquisite without documentation described above.

25. For each Plan, Program, and Perquisite:

- list of current employees covered;
- list of former employees and others covered.

26. Description of policies for:

- sick pay;
- family leave;
- vacation;
- holiday;
- continuing education;
- matching charitable contributions;
- similar or related policies and programs.

27. All petitions, filings, notices, correspondence and other documentation relating to any litigation, arbitration or mediation involving any current or terminated Plans, Programs, Perquisites, or policies.

28. All correspondence between the plan sponsor and any third parties (including but not limited to governmental authorities, trustees, actuaries, attorneys, accountants, etc.) relating to or involving employee plans or benefits generally.

29. All corporate (or other legal entity's), records relating to the adoption, modification, qualification or other aspects of employee plans, programs, or policies, including board resolutions.

30. Details regarding any employee grievance proceedings or disciplinary proceedings in the last 3 years and a list of those that are ongoing.

H. <u>Environmental Matters</u>.

1. A description of any instance in which a hazardous substance (as defined under U.S. environmental law), or petroleum, has been released, discharged, deposited, emitted, leaked, spilled, poured, emptied, injected, dumped, disposed of or otherwise stored, placed, generated, handled or located on, in or under the

Properties. Provide similar information with respect to prior owners and tenants of the Properties and owners and tenants of properties which are adjacent to the Properties.

2. A description of any instance in which the existing or prior uses of the Properties by a current or former owner or tenant have in fact been, or have been alleged to have been, in violation of any environmental law or the cause of contamination of any environmental media. Describe any instance in which hazardous substances or petroleum have been removed from and disposed of off the Properties other than in compliance with all environmental laws. Provide a summary of previous ownership and uses of the Properties, including a description of nearby sources of off-site contamination, if known.

3. A description of any obligations, leins, liabilities, claims, judgments, orders, settlements, permits, licenses, authorizations, resolutions of disputes, writs, injunctions or decrees to which the Company, any of the Subsidiaries or any of the Properties is subject, relating to the use, generation, treatment, storage, disposal, transportation, presence, release, discharge or emission of any hazardous substance or petroleum. In addition, describe any threatened or pending investigations, citations, suits, actions or other legal proceedings, or notices of violation resulting from or connected with the Properties relating to the use, generation, treatment, storage, disposal, transportation, presence, release, discharge or emission of any hazardous substance or petroleum.

4. A description of any facts or circumstances in existence which may give rise to any litigation, proceedings, investigations, orders, citations, violations, notices of violations or liability resulting from or connected with the operations of the Company or any of its Subsidiaries or the Properties relating to the use, generation, treatment, storage, disposal, transportation, presence, release, discharge or emission of any hazardous substance or petroleum (including the transportation or disposal, whether or not authorized, of any such hazardous substance or petroleum by any employee of the Company or any of the Subsidiaries).

5. A description of any underground storage tanks located on the Properties and the results of any reports with respect thereto; furnish a copy of any reports regarding the use or removal, if applicable, of any underground storage tanks.

6. A list of all permits, licenses, consents and authorizations necessary for compliance by the Company and the Subsidiaries with all applicable environmental laws. Indicate which of such permits, licenses, consents and authorizations have and have not been obtained.

7. Copies of all environmental assessments, investigations or audit reports, including reports, investigations, studies, internal memoranda or records of telephone conversations or other communications regarding prior or current environmental compliance status or condition of the Properties.

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8. Copies of any documents received subsequent to such environmental assessments or audit reports that would supplement, amend or alter any of the conclusions set forth therein.

9. Copies of letters from outside counsel on environmental issues.

10. Copies of documents concerning environmental issues at the Properties, prepared in connection with prior transactions or financings.

11. A description of any instance in which a current or former owner or tenant of any of the Properties made, or has been required to make, any filing or report with any government or governmental agency with respect to hazardous substances or petroleum at, on, under, in, from or relating to the Properties (include date and location of filing), or undertake any investigation, removal action, remedial action or any other response action relating to contamination at, on, under, in, or from any of the Properties. Furnish a copy of any such filing.

12. A description of any instance in which a government or governmental agency (or their representatives) inspected the Properties to ascertain whether the Properties and the operations conducted thereon are in compliance with environmental laws or are causing or have caused active or threatened environmental contamination.

13. Copies of any judicial or administrative orders or judgments (including but not limited to any consent orders/decrees), settlement agreements or compliance schedules or penalties imposed against any of the Properties related to environmental matters to which the Company, the Subsidiaries or any other party is or has been subject.

14. A description of potential insurance coverage for environmental loss; description or copies of claims submitted to insurance carriers for environmental loss; description of status or final resolution of such claims.

15. Copies of compliance files, including inspection reports of governmental agencies.

16. A list of and copies (where available) or a summary of citizens' notices, complaints and reports, follow-up studies, findings.

17. Copies of notices of potential liability, information requests, agency complaints or administrative orders, private actions, or contribution actions involving any of the Properties for on-site and/or off-site releases of hazardous substances or petroleum and responses of the Company or the Subsidiaries.

18. A description of any instance in which lead paint or asbestos insulation has ever been used on the Properties, or in which there has been any storage tank containing any hazardous substance or petroleum (such as oil, gasoline or kerosene) located on the Properties.

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19. Copies of any notices, listings, pleadings or claims relating to disposal, treatment or storage of hazardous substances or petroleum generated by or on behalf of the Company or any of its subsidiaries, or transported from any of the Properties, and sent to or received at any facility or property owned or operated by another party.

I. Searches.

1. Copies of the results of lien searches.

2. Copies of the results of searches for any and all suits and judgments filed against the Company or its Subsidiaries.

3. Copies of the results of searches for any and all petitions in bankruptcy entered by the Company and its Subsidiaries.

4. Original good standing certificate and tax status report for province of incorporation and provinces where Company and its Subsidiaries conduct business.

J. Tax Information.

1. Income Taxes or equivalent information relevant to the Company and the Subsidiaries:

- tax returns, domestic or foreign as applicable, for the last 5 years;
- copies of any IRS, or equivalent foreign governmental agency, determination letters for all periods for which the statute of limitations has not run;
- tax liens or deficiency notices;
- operating loss carryforwards (tax and book)
  - amounts
  - location (SRLY, Non-SRLY)
  - Aging/expiration schedule;
- analysis of income tax reserves;
- analysis of income tax timing differences;
- latest federal, state and foreign examination reports;
- any tax settlement documents and correspondence;

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- any waivers or extensions of tax statutes of limitation;
- tax sharing or tax indemnification agreements.

2. Other.

- all tax planning materials relating to the Company and the Subsidiaries;
- sales, use, property and ad valorem tax returns for the last 3 years;
- describe extent of the Company's and the Subsidiaries' accountants' involvement in preparation of tax returns.

K. Miscellaneous.

1. Copies of all auditors' letters to management received by the Company and each of the Subsidiaries for the past 5 years.

2. Copies of all attorneys' responses to auditors' requests for information for the past 5 years.

3. Copies of all other documents viewed by the Company and the Subsidiaries as material to them or their respective operations.

4. Copies of President's reports to the Board of Directors or the management team for the past 2 years.

The above list is intended to be illustrative rather than exhaustive. We would expect that the Company and its counsel would bring to our attention any information or documents that might be deemed material.